EXHIBIT 15

October 31, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated October 31, 2017 on our review of interim financial information of Mastercard Incorporated and its subsidiaries for the three and nine month periods ended September 30, 2017 and September 30, 2016 and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2017 is incorporated by reference in its Registration Statements on Form S-8 dated June 30, 2006 (File No. 333-135572), August 9, 2006 (File No. 333-136460), and June 15, 2007 (File No. 333-143777), and the Registration Statement on Form S-3 dated June 15, 2015 (No. 333-204959).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
New York, New York